Exhibit 99.2

FOR IMMEDIATE RELEASE	June 1, 2011

Media Contacts:	Alan Bunnell	(602) 250-3376	Page 1 of 2
	Jim McDonald	(602) 321-3738 (cell)
Analyst Contact:	Rebecca Hickman	(602) 250-5668
	Geoff Wendt	(602) 250-5643
Website:	aps.com/newsroom

APS FILING AIMS TO CONTINUE ADVANCES

IN SUSTAINABILITY AND RELIABILITY

PHOENIX — Arizona Public Service Company later today will ask the Arizona Corporation Commission for approval to increase customer bills by 6.6 percent, effective July 1, 2012. The request is needed to help meet Arizona’s energy goals, including:

•                  Continuing to maintain and upgrade the reliable electric system APS customers expect.

•                  Producing 15 percent of the electricity used by APS customers from renewable generation by 2020. Today, the company obtains 3 percent of its generation from renewables.

•                  Meeting 22 percent of the energy needs of the company’s customers through energy efficiency measures by 2020. The current number for APS customers is 3.6 percent.

“Two years ago, we came together with the ACC and 21 other stakeholders to create a long-term vision for Arizona’s energy future. That shared vision includes continued upgrades to our power grid, ambitious goals for a cleaner energy supply and new energy efficiency programs for our customers,” said Don Robinson, APS President and Chief Operating Officer. “We are meeting those goals and spending about $1 billion each year to create a cleaner, reliable and more efficient energy future for Arizona. Now we are asking the ACC to continue its support of this plan.”

The rate request also would enable the company to incorporate more smart technology into Arizona’s electric grid and enhance control for customers over their energy use and bills.

If the company’s request is approved, the typical APS residential customer using 1,100 kilowatt hours per month would see a bill increase of $8.36 for a total of $135.61.

Robinson said that most APS customers could offset the impact of the rate increase by participating in one or more of the company’s energy efficiency programs. “The savings can be substantial,” Robinson said. “For example, participation in our refrigerator recycling program could offset the entire increase. Even something as simple as installing compact fluorescent light bulbs can make a big difference.”

APS FILES RATE REQUEST WITH ACC	June 1, 2011

This request comes only after significant cost management on the part of the company. Since the 2009 rate case, APS has cut operating costs by more than $37 million. The Nuclear Regulatory Commission’s recent approval of Palo Verde’s application for a 20-year renewal of its operating license also lowered the request.

The filing also seeks to modernize the way electric rates are set to reflect the importance of energy efficiency as a clean and affordable way to meet customer demand. “The current rate structure was created in the early 1900s, long before energy conservation became an important national priority,” said Robinson. The APS proposal would eliminate the company’s incentive for customers to consume more energy and ensure that energy efficiency programs can be used when the best resource choice for APS and its customers is using less energy.

These ongoing efforts are paying off for customers:

•                  The APS system continues as one of the most reliable in the nation. The company is among the industry leaders in reliability measurements that track frequency and duration of service interruptions.

•                  Renewable generating resources have increased from almost nothing (less than one megawatt) 10 years ago to enough (304 megawatts) to power a city the size of Yuma today.

•                  APS is spending about $500 million to build 100 megawatts of new photovoltaic solar plants located across Arizona that together are known as “AZ Sun.”

•                  In 2010, APS energy efficiency programs resulted in 319 million kilowatt hours of savings, which is equal to the total usage of approximately 24,000 average residential customers.

•                  APS has installed nearly 610,000 smart meters and is testing and implementing other smart grid technologies.

•                  Customer satisfaction levels are at all-time highs. According to the latest J.D. Power residential survey that measures such factors as price, billing and payment, customer service and power quality and reliability, APS ranks third nationally among 55 investor-owned utilities.

“All of these are huge steps, but especially our commitment to take advantage of the energy potential of the sun,” said Robinson. “The sun is an abundant resource in Arizona and reduces our need to burn fossil fuels. The funding provided by this rate request will help build a reliable and sustainable energy future for Arizona.”

For more information on the APS request, go to azenergyfuture.com.

APS, Arizona’s largest and longest-serving electricity utility, serves more than 1.1 million customers in 11 of the state’s 15 counties. With headquarters in Phoenix, APS is the principal subsidiary of Pinnacle West Capital Corp. (NYSE: PNW).